Exhibit 10.1

Confidential Treatment Requested

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of July 23rd, 2003, by and between ACTIVE POWER, INC., a corporation organized and existing under the laws of the State of Delaware, United States of America (“USA”), having its principal place of business at 2128 W. Braker Lane, B12, Austin, Texas 78758, USA (“Seller”), and FUJI ELECTRIC CO., LTD., a corporation organized and existing under the laws of Japan, having its principle place of business at 11-2, Osaki 1-chome, Shinagawa-ku, Tokyo 141-0032, Japan (“Purchaser”).

RECITALS

A. The Purchaser desires to continuously purchase the Products as defined in Section 1.2 below from the Seller on the terms and conditions set forth herein so that the Purchaser will be able to use the Products for the Purchaser’s products marketed in Japan, the People’s Republic of China, the Republic of Korea and any other country other than USA agreed upon by the parties.

B. The Seller is willing to continuously sell the Products in Japan only to the Purchaser and grant to the Purchaser the exclusive right to sell and distribute the Products in Japan on the terms and conditions set forth herein. Exclusive selling rights is granted on the basis that the attached Exhibit A - Sales and Marketing Activities are completed as stated. Failure to complete the listed activities in the sales and marketing plan may result in loss of exclusive selling rights at Seller’s discretion.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 “Agreement” shall mean this Agreement, together with all exhibits attached hereto, as amended from time to time pursuant to the terms hereof.

1.2 “Products” shall mean the products and parts therefor listed in Exhibit B, as amended from time to time. Notwithstanding the forgoing, any new models introduced in the product range described in Exhibit B after the date of this Agreement shall only be deemed to be the Products upon the mutual written agreement of both parties hereto.

1.3 “Purchase Order” shall mean a written order for the purchase of the Products specifying the date of the Purchase Order, part number, quantity, requested delivery date and destination.

1.4 “Purchase Prices” shall mean the prices of the Products, in US dollars, as described in Article 5.

1.5 “Specifications” shall mean the specifications for the Products as set forth in Exhibit C, as amended from time to time in accordance with Article 7.

ARTICLE II

PURCHASE AND SALES OF PRODUCTS

2.1 The Seller shall sell, and the Purchaser shall purchase, the Products in accordance with the terms and conditions of this Agreement.

2.2 The Seller shall engage in the sales, and the Purchaser shall engage in the purchase, of the Products as a principal for its own account and at its own expense and risk. This Agreement does not in any way create the relationship of principal and agent, or any similar relationship, between the Seller and the Purchaser. The Seller shall sell the Products in Japan only to the Purchaser and grant to the Purchaser the exclusive right to sell and distribute the Products in Japan under the Purchaser’s own terms and conditions. If the Seller receives an inquiry on the Products from a third party in Japan, the Seller shall immediately transmit such inquiry to the Purchaser for its transaction.

2.3 The Seller shall grant to the Purchaser a royalty-free license to use the trademark and/or trade name of the Seller including the words “Active Power” and “CleanSource”, in connection with the Products.

2.4 The Seller shall use its reasonable efforts to supply the Products in accordance with the Purchase Order accepted by the Seller.

ARTICLE III

ORDERS

3.1 All purchases of the Products by the Purchaser shall be in accordance with the Purchase Order submitted to and accepted by the Seller.

3.2 The Seller reserves the right to accept or reject all or any part of any Purchase Order, and no Purchase Order shall be effective until accepted in writing by the Seller, provided that the Purchase Order shall be deemed to have been accepted by the Seller unless the Seller gives written notice of acceptance or rejection thereof within ten (10) days of receipt of such Purchase Order.

3.3 The Purchaser shall not change any Purchase Order accepted by the Seller without the Seller’s prior written consent.

3.4 In the event of any conflict between the terms of a Purchase Order and the provisions of this Agreement, the terms of the Purchase Order shall control.

ARTICLE IV

PURCHASE PRICES

4.1 The Purchase Prices shall be EXW the Seller’s factory in USA, and the details of the Purchase Prices shall be agreed upon by the parties hereto separately.

4.2 If there should be a severe change in market price including the cost of materials or labor, both parties shall discuss revision of the Purchase Prices.

4.3 Trade terms used in this Agreement shall be construed in accordance with the International Rules for the Interpretation of Trade Terms (“INCOTERMS”) published by the International Chamber of Commerce, in the version current as of the date of this Agreement.

ARTICLE V

TERMS OF PAYMENT

Payment by the Purchaser to the Seller under this Agreement shall be made in US dollars by telegraphic transfer remittance within [****] days after receipt of Seller’s invoices to be issued after delivery of the Products pursuant to Section 6.2.

ARTICLE VI

DELIVERY AND INSPECTION

6.1 The Seller shall, at its own cost, pack, mark and protect the Products in accordance with its standard for export shipping unless otherwise agreed upon by the parties hereto.

6.2 The Seller shall deliver the Products to the Purchaser by the date and at the place specified in the Purchase Order. Delivery of the Products shall be EXW the Seller’s factory in USA, unless otherwise agreed upon by the parties hereto.

6.3 If the Seller discovers that a delay in the delivery of the Products will occur, then the Seller shall immediately notify the Purchaser of the expected delay. In such case, the parties shall discuss necessary measures to catch up on the delivery in good faith.

6.4 Title to the Products shall pass from the Seller to the Purchaser when such Products are delivered to the common carrier.

6.5 Upon arrival of the Products at the place where the Products are installed or stored, the Purchaser shall inspect the Products in accordance with the inspection criteria and method to be agreed upon by the parties hereto. Within ten (10) days after arrival of the Products at the said place the Purchaser shall submit to the Seller the results of such inspection, unless otherwise agreed upon by the parties hereto.

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.**

6.6 In the event that the Products are found to be nonconforming to the inspection criteria, the Seller’s sole liability shall be to provide the Products necessary to correct such nonconformity as soon as reasonably practical.

6.7 The Seller may take back nonconforming Products including excessive Products within thirty (30) days after the date of receipt of the inspection results, unless otherwise agreed upon by the parties hereto. During such period the Purchaser shall store such Products with reasonable care at the Seller’s cost.

ARTICLE VII

SPECIFICATIONS AND DESIGN

7.1 If the Seller desires to change the Specifications, the Seller shall give the Purchaser at least ninety (90) days’ prior written notice of any proposed changes in the Specifications.

7.2 The Seller reserves the right at any time and from time to time to discontinue the manufacture or sale of any Products. In such case, the Seller shall use its reasonable efforts to give the Purchaser at least one (1) year prior written notice, and the Seller shall be responsible for the continuous supply of any parts for such discontinued Products for eight (8) years after such prior written notice.

ARTICLE VIII

SELLER’S RESPONSIBILITIES

8.1 The Seller shall support the Purchaser to the reasonable extent in the Products-related technical matters and, upon the Purchaser’s request, provide the Purchaser with operation manuals, drawings, etc. of the Products free of charge so that the Purchaser will be able to maximize the sale of its products in combination with the Products. All literature shall be in English.

8.2 If the Products should need to be recalled, the Seller shall take necessary action as promptly as possible to minimize the impacts of such recall on the Purchaser’s customers, the Purchaser and the Seller itself, and be fully responsible for settling such recall and for all claims from the Purchaser’s customers relating to said recall as well as its indemnity obligation toward the Purchaser for such recall related claims.

ARTICLE IX

WARRANTY

9.1 The Seller warrants that the Products will conform to the Specifications and will be free from defects in material and workmanship for a period of twelve (12) months from the date of installation of the Products or eighteen (18) months from the date of delivery set forth in Section 6.2 (“Warranty Period”), PROVIDED THAT THE SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THIS LIMITED WARRANTY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL BE (I) SUPPLY OF THE REPLACEMENT OR (II) REPAIR OF NON-CONFORMING OR DEFECTIVE PRODUCTS AT THE SELLER’S COST. Warranty services shall be made in accordance with Exhibit D.

9.2 Any part of Products replaced and/or repaired under this Article 9 shall carry a new 12 months Warranty Period from the date of such replacement and/or repair.

9.3 If the Seller supplies the replacement in accordance with this Article 9, the Purchaser shall return such defective Products to the Seller at Purchaser’s cost, and the Seller shall send the replacement to the Purchaser at the Seller’s cost, unless otherwise requested by the Seller.

9.4 The Seller shall not be responsible for the replacement or making good of any defect or of any damage to the Products arising out of or resulting from any of the following causes:

(a) modification of the Products by the Purchaser without the Seller’s approval;

(b) use of the Products not in accordance with the operating manual;

(c) use of the Products other than for its intended purpose.

9.5 Upon the Purchaser’s Request, The Seller shall promptly investigate the cause of defects that may occur on the Products even after expiration of the Warranty Period.

ARTICLE X

INDEMNIFICATIONS

10.1 Each party will indemnify, defend and hold harmless the other party and its successors, assigns, agents, officers, directors and employees, against all claims, damages, costs (including but not limited to reasonable attorneys’ fees and court costs), charges, losses or liabilities to the extent caused by the negligence or willful misconduct of the indemnifying party, its employees or contractors.

10.2 Notwithstanding anything to the contrary in this Agreement, the Seller shall, at its own expense, indemnify and hold harmless the Purchaser, as well as its directors, officers, employees and agents, from and against any and all losses, damages (actual, consequential or indirect), liabilities, penalties, claims, demands, suits or actions, and related costs and expenses of any kind (including, without limitation, expenses of investigation and recall, legal fees, judgments and settlements) for injury to or death or any person or property damage or any other loss suffered or allegedly suffered by any person or entity and arising out of or otherwise in connection with any defect or alleged defect of the Products.

10.3 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA.

ARTICLE XI

PATENT INDEMNIFICATION

11.1 If either party receives any claim by any third party that the Products violate, infringe or misappropriate any patent, utility model, design, trademark, trade secret, copyright or other intellectual property rights of any type (“Intellectual Property Right”) of a third party, such party gives written notice to the other party without delay.

11.2 Except as provided in Section 11.3, the Seller shall defend any suit brought against the Purchaser and pay any damages finally awarded against the Purchaser based on a claim that the Products, as delivered to the Purchaser, infringe the Intellectual Property Right of a third party, provided that the Purchaser (a) gives the Seller immediate written notice of any such claim of infringement, (b) the Seller has sole control of the defense of any such claim and all negotiations for any settlement or compromise and (c) the Purchaser provides the Seller with such information and assistance as the Seller deems necessary. In the event that the Products are held to infringe the Intellectual Property Right of a third party, the Seller shall, at its discretion, (a) procure for the Purchaser, or reimburse the Purchaser for procuring, the right to continue using the infringing Products, (b) modify the infringing Products so that they become non-infringing, (c) replace the infringing Products with non-infringing Products or (d) provide a refund of any amounts paid for the infringing Products.

11.3 The Seller shall have no liability or obligation to the Purchaser with respect to any claim of infringement based on or arising from any (a) specifications, plans, designs or components furnished by the Purchaser, (b) use of the Products in combination with devices or products not supplied by the Seller, (c) use of the Products in an application or environment for which they were not designed or (d) modification of the Products.

ARTICLE XII

CONFIDENTIAL INFORMATION

12.1 The term “Confidential Information” shall mean information related to the Products or the business and affairs of a party disclosed during the term of this Agreement. Any Confidential Information shall be, if provided in tangible form, clearly marked “Confidential”, or if orally disclosed, reduced to a written summary similarly marked and delivered to the receiving party within thirty (30) days after its disclosure. All Confidential Information disclosed by either party shall remain the property of the disclosing party. The Confidential Information shall not include information that:

(a) is or becomes publicly available without default hereunder by the receiving party;

(b) is lawfully acquired by the receiving party from a third party not under any obligation of confidentiality to the disclosing party with respect to such information;

(c) is in the possession of the receiving party in written or other recorded form at the time of its disclosure hereunder;

(d) is disclosed to any third party by or with the permission of the disclosing party without restriction on further disclosure; or

(e) is independently developed by the receiving party and such development can be demonstrated by tangible evidence.

12.2 During the term of this Agreement and for a period of ten (10) years thereafter, each party agrees to use the Confidential Information of the other party only for the purposes contemplated herein and to safeguard the Confidential Information against unauthorized disclosure.

12.3 In the event that a receiving party or any of its representatives is requested or required (by the disclosure requirements of any rule, regulation or form of any court or other governmental authority, or by oral questions, interrogatories, requests for information or documents or by any court or other governmental authority or other person in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of the Confidential Information received from the other party, the receiving party so requested or required, or whose representative has been so requested or required, shall provide the other party with prompt written notice of any such request or requirement so that the other party may object to production, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The receiving party or representative shall exercise its reasonable efforts (at the sole expense of the other party) to preserve the confidentiality of such Confidential Information, including, without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. If, in the absence of a protective order or other remedy or the receipt of a waiver of the other party, such receiving party or any of its representatives is nonetheless legally compelled to disclose such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, such receiving party or representative may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed.

12.4 After the expiration or termination of this Agreement for any reason or upon written request of the disclosing party, the receiving party shall return all the Confidential Information including all copies, or shall certify in writing that all such Confidential Information and copies have been destroyed.

ARTICLE XIII

TERM AND TERMINATION

13.1 This Agreement is effective as of the first date written above and shall have an initial term of one (1) year unless earlier terminated as provided herein. Thereafter, this Agreement shall be automatically renewed for successive terms of one year each, unless either party gives the other party written notice of its intention to terminate this Agreement upon the expiration of its then current term not less than ninety (90) days prior to the expiration of such term.

13.2 Either party may terminate this Agreement and any Purchase Order by giving a written notice of termination to the other party if such other party fails to perform any of its material obligations under this Agreement and fails to cure such default within sixty (60) days after written notice thereof from the terminating party.

13.3 Either party may terminate this Agreement and any Purchase Order with immediate effect by written notice to the other party upon the occurrence of any of the following events:

(a) the other party becomes insolvent or bankrupt, or an application shall be made to have such other party declared insolvent or bankrupt, or a receiver or trustee is appointed, or such other party makes an assignment for the benefit of its creditors;

(b) the acquisition or the merger of the other party with or into any other corporation, the sale by the other party of all or substantially all of its property or assets or a change in control of the other party; or

(c) one party reasonably deems that any of the events provided in Subsections 13.3(a) and (b) above may occur.

13.4 If any of the events provided in Subsections 13.3(a), (b) and (c) occurs, then all debts owed by the defaulting party shall become immediately due and payable.

ARTICLE XIV

EFFECT OF TERMINATION

14.1 Termination of this Agreement shall not affect any right of the Seller to payment for the Products ordered by the Purchaser hereunder prior to such termination and delivered by the Seller before or after such termination.

14.2 In case of termination of this Agreement for the reason not attributable to the Seller, the Seller shall have the option, at its discretion and upon notice to Purchaser, either to cancel or to perform any Purchase Order previously accepted and not performed.

14.3 Any Purchase Order to be performed by the Seller after expiration or termination of this Agreement shall be governed by the provisions of this Agreement.

14.4 The provisions of Articles 8, 9, 10, 11, 12, 14 and 16 and Section 17.1 shall survive the expiration or termination of this Agreement.

ARTICLE XV

FORCE MAJEURE

Neither party shall be liable for failure or delay in performing its obligations hereunder if such failure or delay is due to circumstances beyond its reasonable control, including, without limitation, acts of any governmental body, war, insurrection, sabotage, embargo, fire, flood, acts of God, strike or other labor disturbances, interruption of or delay in transportation or inability to obtain raw materials, supplies, power or equipment used in or needed for the production or transportation of the Products, provided, however, that lack of credit, funds, or financing shall not be considered a matter beyond the reasonable control of a party. A party subject to or anticipating any event of force majeure shall (a) promptly notify the other party in writing of the nature of such actual or anticipated event of force majeure, the expected duration thereof, and its anticipated effect on the party expected to perform, (b) use its best efforts to remedy such delay (except that neither party shall be under any obligation to settle a labor dispute) and (c) keep the other party informed of the effect of the event of force majeure and the anticipated date of its resumption of performance. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement if the excused failure or delay continues for six (6) months from the date that performance was first delayed.

ARTICLE XVI

ARBITRATION

In the event of any dispute, controversy or claim arising out of or relating to this Agreement or to a breach hereof, including its interpretation, performance or termination, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If formal discussions are not commenced within thirty (30) days from the initial request for friendly consultations, then the matter shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association (“JCAA”) then in effect. Such arbitration shall be held before the JCAA. The arbitration panel shall consist of three (3) arbitrators. Each party shall appoint one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration and a third arbitrator shall be appointed through consultation of the parties hereto within twenty (2) days thereafter. If both parties do not reach an agreement on appointment of the third arbitrator or either party fails to appoint an arbitrator within the foregoing durations, such arbitrator(s) shall be appointed by the JCAA. The arbitrators appointed must have extensive knowledge or experience, or both, regarding the manufacture and distribution of power systems similar to the Products, and must be fluent in English. The arbitration will be conducted (i) within 30 days of the appointment of the arbitrators, (ii) in the English language and (iii) in the Tokyo metropolitan area at a place and a time agreed by the parties or, if the parties cannot agree, as designated by the arbitration panel. The arbitrator panel’s final decision or award shall be final and binding upon the parties, and the expense of the arbitration (including without limitation the award of attorneys’ fees to the prevailing party) shall be paid as the arbitrator panel determines. Judgment upon that decision or award may be entered in any court having jurisdiction over either or both of the parties or their respective assets, and the enforcement of that decision or award will be in accordance with and governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

17.1 This Agreement, which is written in English, shall be interpreted in accordance with the commonly understood meaning of the words and phrases hereof in the United States of

America, and it and performance of the parties hereunder shall be construed and governed according to the laws of the State of New York and the United States applicable to contracts made and to be fully performed therein, without reference to conflicts of laws provisions or the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

17.2 All notices required or permitted hereunder shall be made in English and in writing, delivered by hand, by registered or certified mail, or by fax, and shall be deemed to have been duly given and received when delivered by hand or, if mailed, five (5) business days after deposit in the mail, with postage prepaid for registered or certified mail, return receipt requested, or, in the case of fax notice, when sent, if confirmation is received, and addressed to the Seller at:

2128 W. Braker Lane, B12

Austin, Texas 78758

USA

Fax No.:

Attn:

and to the Purchaser at:

Gate City Ohsaki, East Tower,

11-2, Osaki 1-chome,

Shinagawa-ku, Tokyo 141-0032, Japan

Fax No.:

Attn:

or at such other address as a party shall have furnished the other party in accordance with this Section 17.2.

17.3 The parties intend that the terms of this Agreement, including the attached exhibits, shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

17.4 This Agreement may not be amended except by an instrument in writing signed by the party against whom enforcement of the amendment is sought. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

17.5 Neither party may assign, transfer, delegate, or otherwise dispose of, whether voluntarily, involuntarily or by operation of law, any right or obligation under this Agreement without prior written consent of the other party hereto. The acquisition of a party or the merger of any party with or into any other corporation, the sale by any party of all or substantially all of its property or assets or a change in control of a party shall constitute an assignment for purposes of this Section 17.5. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

17.6 The Seller shall not subcontract all or any part of manufacture of the Products to any third parties including the Seller’s subsidiaries or affiliates without the Purchaser’s prior written consent, which shall not be unreasonably withheld.

17.7 If any provision of this Agreement, or the application thereof to any person, place, or circumstance; shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

17.8 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party has executed this Agreement as of the date first above written.

ACTIVE POWER, INC.		FUJI ELECTRIC CO., LTD.

By:	/s/	By:	/s/

Name:		Name: Toshiharu, Sasamoto
Title:		Title: Executive Officer, General Manager Public & Social Systems Division Energy and Electrical Systems Company

Exhibit A

Sales and Marketing Activities

[****]

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.**

A-1

Exhibit B

Products

CleanSource 2 Flywheel Energy Storage Systems

B-1

Exhibit C

Specifications

Configuration:

2 terminal DC energy storage

System Dimensions:

(42”+9.69”)W x 34”D x 78”H

Input:

Float voltage range: 400 to 600 volts DC

Minimum charging current required:

15 ADC (CS2-250)

30 ADC (CS2-500)

Average standby current:

2-3 ADC (CS2-250)

4-6 ADC (CS2-500)

Output:

Adjustable nominal discharge voltage range: 360 to 550 volts DC.

Maximum rated power between 480 and 550 VDC.

DC voltage regulation ±1% steady state.

DC nipple <2%

Recharge time [current dependent]

From complete discharge: <2.5 minutes

Upon initial start-up: <7.5 minutes

Environmental:

Operating temperature range: -25ºC to 40ºC

Non-operating temperature range: 0ºC to 70ºC

C-1

Humidity: <95% without condensation

Operating altitude: Up to 4,000 ft with no derating

Operating noise level: 72 dBA at 1 meter

Typical heat dissipation:

<3 kW or 10250 BTU (CS2-250)

<5kW or 17050 BTU (CS2-500)

Standard

LCD monitor/control panel

RS232/485 communication interface

Self diagnostics

Alarm status contacts

Parallel capabilities

Soft-start precharge from DC bus

Push-button shutdown

UL listed

CE Mark

DC disconnect

Side-car for top cable entry

Options

CSView-real-time monitoring software

Remote notification and monitoring

•	pager and/or e-mail

•	modem and/or Ethernet

Modbus interface

SNMP

C-2

Exhibit D

Warranty and Post-Warranty Service

Purchaser’s service personnel must successfully complete Seller’s certified training course (administered by either Seller or Purchaser’s Trainer that has been certified for the CleanSource) in order to provide warranty support for the Product.

Warranty Parts - Seller will provide warranty replacement Spare Parts at no charge to Purchaser during the warranty period. These Spare Parts will replace the spare parts inventory purchased by Purchaser per the attached Spare Parts list. Purchaser will purchase the initial stock of spare parts inventory at Seller’s published list price less 35%. These Spare Parts should cover 95% of expected repairs to all CleanSource models. Upon receiving a Spare Part covered under warranty and accompanied by the supporting documentation, (See attachment 1), Seller will provide either a new, repaired, remanufactured Spare Part to replace the Purchaser’s inventoried Spare Part. Purchaser will be responsible for the shipping of the affected Spare Part to the approved Seller Parts Center. Seller will be responsible for the freight cost of the returning the failed Spare Part to the Purchaser logistic support center designated by Purchaser. In warranty cases requiring express shipping, Seller will be responsible for the express freight charges.

Return Material Authorization Procedures - See Attachment 2

Warranty Service Escalation Plan - For any system down more than 48 hours and being covered by the Seller’s Service Escalation Plan, Seller technical support coverage will be expanded to 24 hours per day 7 days per week for the specific event. (See Attachment 3)

Supporting Warranty Documentation - summary of Field Activity Reports (attached hereto as Exhibit D – Attachment 4) will be provided by Purchaser to Seller for providing Seller warranty services to Purchaser Customers. This must include documentation of specific failures and summary information on the causes of such failures.

At any time during the warranty period with respect to each Product, Seller reserves the right to meet and confer, upon ten (10) days prior written notice regarding the Purchaser provided warranty service on each such Product if: in any three (3) month period an uncorrected (i) repetitive problem occurs, (ii) Purchaser repair has been repeatedly done incorrectly and/or (iii) the Spare Parts used by Purchaser to resolve or correct problems has been materially higher than the average for the applicable problem. If, after meeting and conferring, the parties are unable to reach a mutually acceptable resolution of the foregoing issues, then, upon ten (10) days prior written notice, Seller may assume future warranty obligations. The cost associated with such meeting shall be paid by the party whose initiates the cause of such meeting.

EXHIBIT D-Attachment 1

Spare Parts Seller’s List Price

Effective 4/01/03

[****]

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.**

EXHIBIT D - Attachment 2

Seller’s Warranty and Post Warranty Return Material Authorization Procedures

Before returning a Spare Part for repair or replacement, Purchaser must first contact Seller and obtain a Return Material Authorization (RMA) number. The following information must be supplied in order to obtain an RMA number:

Name of the Purchaser’s Customer

Serial number of the original Product

Shipment or delivery date

Description of the problem

Offsetting Order for replacement Spare Part (if the Spare Part is approved for replacement)

Upon receipt of the RMA number, which will be supplied by Seller before the end of the next business day, Purchaser or Purchaser’s Customer will return the Spare Part to Seller at Seller’s expense. The RMA and Spare Part serial number must be referenced on all correspondence regarding the returned Product, as well as on the shipping container or package and all shipping documents. Spare Parts returned without RMA numbers or actual RMA authorization will not be accepted. All returned Spare Parts must be properly and commercially reasonably packed. Seller is not responsible for damage to Spare Parts incurred in shipment or due to inadequate or improper packaging. Seller will promptly repair or replace any defective Spare Part and return the replacement or repaired Spare Part to Purchaser at Purchaser’s expense for Spare Parts under warranty (if non-warranty then the return will be at Seller’s expense) or issue credit if replacement of Spare Part had already been filled by Seller’s Spare Part purchase order under warranty.

EXHIBIT D - Attachment 3

Typical Service Escalation Chart

The escalation chart below is to be used as the maximum allowable time from identification of warranty issue before the next responsible party is notified and has an obligation to provide service response. These times are not to be considered the minimum time allowed prior to notifying a responsible party. Purchaser may contact Seller anytime for technical assistance after showing a responsible effort on Purchaser’s party to resolve the related issue.

Chart: C-l

Typical Service Escalation

Elapsed Time	Purchaser Field Service	Purchaser Technical Support	Active Power Service	Active Power Engineering	Active Power On-Site Service
T + 24 Hrs.	X	X
T + 48 Hrs.	X	X	X	X
T + 72 Hrs.	X	X	X	X
T + 96 Hrs.	X	X	X	X	X

EXHIBIT D - Attachment 4

FUJI ELECTRIC CO. Field Activity Report

Place Name:

Place Address:

Phone:

Contact:	Technician:

P.O.:	Arrival Date/Time:

Completion Date/Time:

Problem Description:

Service Notes:

Code:	Text:

Products Serviced:

Model ID:	Revision:

Serial ID:	Contract ID / Version:

Services:

Model ID:	Service Description	Quantity

Non-Product Part and Non-Part Usage

Part Need Details